CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Municipal Trust of our reports dated May 25, 2017, relating to the financial statements and financial highlights, which appear in Nuveen All-American Municipal Bond Fund, Nuveen Inflation Protected Municipal Bond Fund, Nuveen Intermediate Duration Municipal Bond Fund, Nuveen Limited Term Municipal Bond Fund, Nuveen High Yield Municipal Bond Fund, Nuveen Short Duration High Yield Municipal Bond Fund and Nuveen Strategic Municipal Bond Opportunities Fund’s Annual Reports on Form N-CSR for the period ended March 31, 2017. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, IL

July 26, 2017